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                                      Exhibit 5


                                     [LETTERHEAD]


                                  December 23, 1996



Emerald Isle Bancorp, Inc.
Board of Directors
730 Hancock Street
Quincy, MA 02170

    Re:  Registration Statement on Form S-3
         ----------------------------------
         Emerald Isle Bancorp, Inc. Automatic Dividend
         Reinvestment and Common Stock Purchase Plan

Dear Board Members:

    We have acted as special counsel to Emerald Isle Bancorp, Inc., a Massachusetts Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $1.00 per share (the "Common Stock") of the Company which may be issued pursuant to the Emerald Isle Bancorp, Inc. Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"), all as more fully described in the Registration Statement.

    We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3.

                             Very truly yours,
                             Roche, Carens & DeGiacomo, P.C.

                             By:  /s/ Michael T. Putziger
                                   Michael T. Putziger, Esquire